Exhibit 99.1

Inverness Medical Innovations Completes Private Placement of $150,000,000 of Senior Subordinated Notes

Tuesday, February 10, 2004

Waltham, Massachusetts – Inverness Medical Innovations, Inc. (AMEX: IMA) announced today that it had completed the sale of $150 million of 8 3/4% Senior Subordinated Notes due 2012 in a private placement to qualified institutional buyers. The transaction was priced on Thursday, February 5, 2004. Inverness used $135 million of the proceeds to repay all outstanding term indebtedness, as well as to fully pay down its revolving credit facilities, under its primary senior credit agreement, and to repay its outstanding 9% subordinated promissory notes. After payment of fees and expenses of the transactions, Inverness will retain net proceeds of approximately $9 million for general corporate purposes, as well as access to up to $50 million in available credit under the revolving credit facilities that were repaid.

The notes have not been registered under the Securities Act of 1933 or any state securities laws and, until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

For more information about Inverness Medical Innovations, please visit our website at www.invmed.com.

Inverness Medical Innovations is a leading global developer, manufacturer and marketer of diagnostic products for the over-the-counter pregnancy and fertility/ovulation test market and the professional rapid diagnostic test market.  Inverness is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women’s health and cardiology.  Inverness is headquartered in Waltham, Massachusetts.